The information in this pricing supplement is not complete and may be changed. This pricing supplement and the accompanying prospectus, prospectus supplement, and index supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated February 6, 2018

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–212571

$[•]

AutoCallable Notes due November 15, 2021

Linked to the Least Performing Reference Asset of the Financial Select Sector SPDR® Fund,

the EURO STOXX 50® Index and the SPDR® S&P MidCap 400® ETF Trust

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	February 9, 2018
Issue Date:	February 14, 2018
Final Valuation Date:*	November 9, 2021
Maturity Date:*	November 15, 2021
Reference Assets:

The Financial Sector SPDR® Fund (the “Financial Sector Fund”), the EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and the SPDR® S&P MidCap 400® ETF Trust (“MidCap ETF”), as noted in the following table:

Reference Asset	Bloomberg Ticker	Initial Value	Barrier Value
Financial Sector Fund	XLF UP <Equity>	[•]	[•]
EURO STOXX 50 Index	SX5E<Index>	$[•]	$[•]
MidCap ETF	MDY UP <Equity>	$[•]	$[•]

Each of the Financial Sector Fund and the MidCap ETF are referred to as an “ETF” and, collectively, as the “ETFs”. Each of the ETFs and the EURO STOXX 50 Index are referred to as a “Reference Asset” and, collectively, as the “Reference Assets”

Automatic Call:

If, on any Call Valuation Date, beginning on the second Call Valuation Date, the Closing Value of each Reference Asset is equal to or greater than its respective Initial Value, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Payment at Maturity:

If the Notes are not automatically called, and if you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount that you hold determined as follows:

▪                   If the Final Value of the Least Performing Reference Asset is equal to or greater than its Initial Value, the Notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date

▪                   If the Final Value of the Least Performing Reference Asset is less than its Initial Value but equal to or greater than its Barrier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

▪                   If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

If your Notes are not automatically called prior to maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will be fully exposed to the negative performance of the Least Performing Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness or the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.95%	97.05%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $944.70 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 2.95% of the principal amount of the Notes, or up to $29.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Call Valuation Dates:*

The 9th of each February, May, August and November during the term of the Notes, ending on and including the Final Valuation Date; provided that the Notes may not be called on the first Call Valuation Date

Call Settlement Date:	The fifth business day following the Call Valuation Date on which an Automatic Call occurs, provided that the Call Settlement Date with respect to the Final Valuation Date will be the Maturity Date
Redemption Price:	For every $1,000 principal amount Note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs
Call Premium:

With respect to a Call Valuation Date, an amount calculated as follows:

(a)    Periodic Call Premium times (b) n,

where “n” equals the number of Call Valuation Dates that have occurred, including the relevant Call Valuation Date for which the Call Premium is being calculated

Periodic Call Premium:	$25.625 per $1,000 principal amount Note, which is 2.5625% of the principal amount per Note (10.25% per annum)
Digital Percentage:	10.00%
Barrier Value:	With respect to a Reference Asset, 70.00% of its Initial Value, rounded to two decimal places, as set forth in the table above
Initial Value:	With respect to a Reference Asset, the Closing Value on the Initial Valuation Date, as set forth in the table above
Final Value:	With respect to a Reference Asset, the Closing Value on the Final Valuation Date
Reference Asset Return:	With respect to a Reference Asset, an amount calculated as follows: Final Value – Initial Value Initial Value
Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above
Closing Value:

All references in this pricing supplement to the Closing Value of the EURO STOXX 50 Index mean the closing level of the EURO STOXX 50 Index as set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of an ETF means the closing price of one share of that ETF as set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06744CVU2 / US06744CVU25

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1–10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–8 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You do not seek an investment that periodic interest or coupon payments or other sources of current income

•                You understand and accept that any positive return on your Notes will be limited to the applicable Call Premium (if an Automatic Call occurs) or to the Digital Percentage (if an Automatic Call does not occur)

•                You understand and accept the risk that, if the Notes are never automatically called, the payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset

•                You do not anticipate that the Final Value of any Reference Asset will fall below its Barrier Value and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes

•                You are willing to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are willing to accept the risk that the Notes may be automatically called prior to maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity if they are not automatically called

•                You are willing to assume our credit risk for all payments on the Notes

•                You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income

•                You seek uncapped exposure to any positive performance of the Reference Assets

•                You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                You anticipate that the Final Value of at least one Reference Asset will be less than its Barrier Value

•                You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets

•                You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                You are unwilling or unable to accept the risk that negative performance of only one Reference Asset may cause you to suffer a loss of principal at maturity, regardless of the performance of the other Reference Asset

•                You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if we do not exercise our early redemption option

•                You are unwilling or unable to assume our credit risk for all payments on the Notes

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date) and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in each case in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AN AUTOMATIC CALL

The following table illustrates the hypothetical total return on the Notes upon an Automatic Call. The “total return”, as used in these examples, is the number, expressed as a percentage, that results from comparing the payment per $1,000 principal amount Note upon an Automatic Call to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences of investing the Notes.

Example 1: The Notes are automatically called on the second Call Valuation Date.

Call Valuation Date	Is Closing Value of any Reference Asset Less Than Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	No	The Notes may not be called on the first Call Valuation Date	N/A
2	No	Yes	$1,051.25

Because the Closing Value of each Reference Asset on the second Call Valuation Date is equal to or greater than its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the second Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$25.625 x 2 = $51.25

Accordingly, the Redemption Price with respect to the second Call Valuation Date is $1,051.25 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.125%.

Example 2: The Notes are automatically called on the fourth Call Valuation Date.

Call Valuation Date	Is Closing Value of any Reference Asset Less Than Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	Yes	No	N/A
4	No	Yes	$1,102.50

Because the Closing Value of each Reference Asset on the fourth Call Valuation Date is equal to or greater than its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the fourth Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$25.625 x 4 = $102.50

Accordingly, the Redemption Price with respect to the fourth Call Valuation Date is $1,102.50 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.25%.

Example 3: The Notes are automatically called on the fifteenth Call Valuation Date (the Final Valuation Date).

Call Valuation Date	Is Closing Value of any Reference Asset Less Than Initial Value?	Are the Notes Automatically Called?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	Yes	No	N/A
4	Yes	No	N/A
5	Yes	No	N/A
6	Yes	No	N/A
7	Yes	No	N/A
8	Yes	No	N/A
9	Yes	No	N/A
10	Yes	No	N/A
11	Yes	No	N/A
12	Yes	No	N/A
13	Yes	No	N/A
14	Yes	No	N/A
15	No	Yes	$1,384.375

Because the Closing Value of each Reference Asset on the fifteenth Call Valuation Date (the Final Call Valuation Date) is equal to or greater than its respective Initial Value, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date (which is the Maturity Date).

The Call Premium with respect to the fifteenth Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium times (b) n

$25.625 x 15 = $384.375

Accordingly, the Redemption Price with respect to the fifteenth Call Valuation Date is $1,384.375 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date (which will be the Maturity Date) and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 38.4375%.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment at maturity will be calculated under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Value of each Reference Asset: 100.00*

▪                  Hypothetical Barrier Value for each Reference Asset: 70.00 (70.00% of the hypothetical Initial Price set forth above)*

▪                  The Notes are NOT automatically called prior to maturity

*            The hypothetical Initial Value of 100.00 and the hypothetical Barrier Value of 70.00 for each Reference Asset has been chosen for illustrative purposes only and do not represent likely Initial Values or Barrier Values for any Reference Asset. The actual Initial Value for each Reference Asset will be equal to its Closing Value on the Initial Valuation Date and the actual Barrier Value for each Reference Asset will be equal to 70.00% of the Initial Value.

For information about recent prices and levels of the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

Final Value			Reference Asset Return
Financial Sector Fund	EURO STOXX 50 Index	MidCap ETF	Financial Sector Fund	EURO STOXX 50 Index	MidCap ETF	Reference Asset Return of Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
150.00	155.00	175.00	50.00%	55.00%	75.00%	50.00%	$1,384.375	38.4375%
142.00	145.00	140.00	42.00%	45.00%	40.00%	40.00%	$1,384.375	38.4375%
140.00	130.00	150.00	40.00%	30.00%	50.00%	30.00%	$1,384.375	38.4375%
130.00	125.00	120.00	30.00%	25.00%	20.00%	20.00%	$1,384.375	38.4375%
110.00	115.00	120.00	10.00%	15.00%	20.00%	10.00%	$1,384.375	38.4375%
102.00	110.00	100.00	2.00%	10.00%	0.00%	0.00%	$1,384.375	38.4375%
95.00	90.00	130.00	-5.00%	-10.00%	30.00%	-10.00%	$1,100.00	10.00%
90.00	102.00	80.00	-10.00%	2.00%	-20.00%	-20.00%	$1,100.00	10.00%
140.00	95.00	70.00	40.00%	-5.00%	-30.00%	-30.00%	$1,100.00	10.00%
105.00	60.00	90.00	5.00%	-40.00%	-10.00%	-40.00%	$600.00	-40.00%
90.00	50.00	135.00	-10.00%	-50.00%	35.00%	-50.00%	$500.00	-50.00%
140.00	40.00	85.00	40.00%	-60.00%	-15.00%	-60.00%	$400.00	-60.00%
70.00	30.00	45.00	-30.00%	-70.00%	-55.00%	-70.00%	$300.00	-70.00%
40.00	20.00	150.00	-60.00%	-80.00%	50.00%	-80.00%	$200.00	-80.00%
55.00	10.00	95.00	-45.00%	-90.00%	-5.00%	-90.00%	$100.00	-90.00%
60.00	102.00	0.00	-40.00%	2.00%	-100.00%	-100.00%	$0.00	-100.00%

** Per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of the Financial Sector Fund is 110.00, the Final Value of the EURO STOXX 50 Index is 115.00 and the Final Value of the MidCap ETF is 120.00.

Because the Final Value of each Reference Asset (including the Least Performing Reference Asset) is equal to or greater than its respective Initial Value, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $1,384.375 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 38.4375%, the maximum possible return on the Notes.

Example 2: The Final Value of the Financial Sector Fund is 140.00, the Final Value of the EURO STOXX 50 Index is 95.00 and the Final Value of the MidCap ETF is 70.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the MidCap ETF has the lowest Reference Asset Return, the  MidCap ETF is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is not less than its Barrier Value and you will receive a payment at maturity of $1,100.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Digital Percentage]

$1,000 + [$1,000 x 10.00%] = $1,100.00

The total return on investment of the Notes is 10.00%.

Example 3: The Final Value of the Financial Sector Fund is 140.00, the Final Value of the EURO STOXX 50 Index is 40.00 and the Final Value of the MidCap ETF is 85.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the EURO STOXX 50 Index has the lowest Reference Asset Return, the EURO STOXX 50 Index is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is less than its Barrier Value and you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of Least Performing Reference Asset]

$1,000 + [$1,000 x -60.00%] = $400.00

The total return on investment of the Notes is -60.00%.

Example 4: The Final Value of the Financial Sector Fund is 70.00, the Final Value of the EURO STOXX 50 Index is 30.00 and the Final Value of the MidCap ETF is 45.00.

Because the Final Value of at least one Reference Asset is less than its respective Initial Value, the Notes are not subject to an Automatic Call. Because the EURO STOXX 50 Index has the lowest Reference Asset Return, the EURO STOXX 50 Index is the Least Performing Reference Asset. Accordingly, the Final Value of the Least Performing Reference Asset is less than its Barrier Value and you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 x -70.00%] = $300.00

The total return on investment of the Notes is -70.00%.

Examples 3 and 4 above demonstrate that, if the Notes are never subject to an Automatic Call, and if the Final Value of any Reference Asset is less than the Barrier Value for such Reference Asset, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If your Notes are never subject to an Automatic Call, you may lose up to 100% of the principal amount of your Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. If the Notes are not automatically called, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the negative performance of such Reference Asset and you will lose some or all of your principal.  You may lose up to 100% of the principal amount of your Notes.

•                Potential Return is Limited—If the Notes are automatically called with respect to any Call Valuation Date, you will receive the applicable Redemption Price on the relevant Call Settlement Date, as described on the cover page of this pricing supplement. If the Notes are not automatically called, your return on the Notes at maturity will not under any circumstances exceed the Digital Percentage. You will not participate in any appreciation of the Reference Assets above the returns represented by the applicable Redemption Price or the Digital Percentage, as applicable, which may be significant.

•                Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on any Call Valuation Date, beginning on the second Call Valuation Date, is equal to or greater than its respective Initial Value. Accordingly, the term of the Notes may be as short as approximately six months.

In the event than an Automatic Call occurs on any Call Valuation Date prior to maturity, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No further payments will be made on the Notes after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                Whether or Not the Notes Will be Automatically Called Will Not be Based on the Values of the Reference Assets at Any Time Other than the Closing Values on the applicable Call Valuation Date—Whether or not the Notes are automatically called will be based solely on the Closing Values of the Reference Assets on the relevant Call Valuation Dates. Accordingly, if the price or level of any Reference Asset drops on any Call Valuation Date such that the Closing Value of such Reference Asset is less than its Initial Value, your Notes will not be called on the relevant Call Valuation Date.

•                If Your Notes Are Not Automatically Called, the Payment at Maturity is Not Based on the Value of any Reference Asset at any Time Other than the Closing Value of the Least Performing Reference Asset on the Final Valuation Date—The Final Values and the Reference Asset Returns will be based solely on the Closing Values of the Reference Assets on the Final Valuation Date. Accordingly, if the value of the Least Performing Reference Asset drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the value of such Reference Asset at a time prior to such drop.

If your Notes are not automatically called, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Final Value of the Least Performing Reference Asset is less than the Barrier Value applicable to such Reference Asset, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Reference Asset Return of the other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the

Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETFs, the components of their underlying indices or the components of the EURO STOXX 50 Index would have.

•                Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The level of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of either of the Reference Assets.

•                The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—The component securities of the EURO STOXX 50 Index are issued by non-U.S. issuers. Securities issued by non-U.S. companies in non-U.S. securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes. The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                The Notes do Not Provide Direct Exposure to Fluctuations in Exchange Rates Between the U.S. dollar and the euro—The components of the EURO STOXX 50 Index are non-U.S. securities denominated in euro. Because the level of the EURO STOXX 50 Index is also calculated in euro (and not in U.S. dollars), the performance of the EURO STOXX 50 Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. You will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned the securities underlying the EURO STOXX 50 Index directly.

•                Certain Features of Exchange-Traded Funds Will Impact the Value of the ETFs and the Value of the Notes:

o              Management Risk. This is the risk that the investment strategy for an ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. Because, however, the ETFs are not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the ETFs could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o              Derivatives Risk. The ETFs may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETFs’ losses, and, as a consequence, the losses on your Notes, may be greater than if the ETFs invested only in conventional securities.

o              Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of each ETF may not replicate the performance of, and may underperform, its underlying index. Each ETF will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that each ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between each ETF and its underlying index or due to other circumstances. During periods of market volatility, securities underlying an ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an ETF and the liquidity of an ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each ETF. As a result, under these circumstances, the market value of the ETFs may vary substantially from their net asset value per share. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Assets and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

•                Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the EURO STOXX 50 Index, the market prices of the ETFs, the components of their underlying indices and the components of the EURO STOXX 50 Index;

o                the expected volatility of the ETFs, the components of their underlying indices, the EURO STOXX 50 Index and the components of EURO STOXX 50 Index;

o                the time to maturity of the Notes;

o                the dividend rate on the ETFs, the components of their underlying indices and the components of the EURO STOXX 50 Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The Financial Select Sector SPDR® Fund

We have derived all information contained in this pricing supplement regarding the Financial Sector Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the prospectus for the Select Sector SPDR Trust (the “Select Sector Trust”) dated January 31, 2017 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by the Select Sector SPDR® Trust (the “Select Sector Trust”) and SSgA Funds Management, Inc. (“SSgA FM”). The Financial Sector Fund is an investment portfolio managed by SSgA FM, the investment adviser to the funds that comprise the Select Sector Trust.

The Financial Sector Fund is an exchange-traded fund that trades on the NYSE Arca under the ticker symbol “XLF”.

The Select Sector Trust is a registered investment company that consists of nine separate investment portfolios (each, a “Select Sector SPDR® Fund”), including each of SPDR Select Sector Fund. Each Select Sector SPDR® Fund is an index fund that invests in a particular sector or group of industries represented by a specified Select Sector Index. The companies included in each Select Sector Index are selected on the basis of general industry classifications from a universe of companies defined by the S&P 500® Index. For a description of the S&P 500® Index, please see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

The Select Sector Indices (each, a “Select Sector Index”) upon which the Select Sector SPDR® Funds are based together comprise all of the companies in the S&P 500® Index. The investment objective of each Select Sector SPDR® Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular sector or group of industries, as represented by a specified market sector index.

Information provided to or filed with the SEC by the Select Sector Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333–57791 and 811–08837, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Select Sector Trust or any SPDR Select Sector Fund, please see the prospectus for the Select Sector Trust. In addition, information about the Select Sector Trust, SSgA FM and each SPDR Select Sector Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Select Sector Trust website at http://www.sectorspdrs.com. We have not undertaken any independent review or due diligence of the SEC filings related to any of the Reference Assets, including the Select Sector Funds. Information contained on the Select Sector Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The Financial Sector Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded equity securities of companies in the financial services sector, as represented by the Financial Select Sector Index. The Financial Select Sector Index includes companies from the diversified financial services, insurance, banking, capital markets, real estate investment trust, consumer finance, thrift and mortgage finance and real estate management and development industries.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by SPDR® Series Trust or SSgA FM. Neither the Select Sector Trust nor SSgA FM makes any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Notes. Neither the Select Sector Trust nor SSgA FM has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Financial Sector Fund

The table below shows the high, low and final Closing Prices of the Financial Sector Fund for each of the periods noted below. The graph below sets forth the historical performance of the Financial Sector Fund based on daily Closing Values from January 1, 2013 through February 2, 2018. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	15.00	13.68	14.77
June 30, 2013	16.38	14.48	15.83
September 30, 2013	16.95	15.76	16.18
December 31, 2013	17.75	15.89	17.75
March 31, 2014	18.25	16.67	18.14
June 30, 2014	18.60	17.28	18.47
September 30, 2014	19.33	17.99	18.81
December 31, 2014	20.33	17.90	20.08
March 31, 2015	20.08	18.68	19.58
June 30, 2015	20.52	19.56	19.80
September 30, 2015	20.77	18.09	18.40
December 31, 2015	20.16	18.41	19.31
March 31, 2016	19.05	15.99	18.28
June 30, 2016	19.36	17.42	18.54
September 30, 2016	19.95	18.17	19.30
December 31, 2016	23.75	19.21	23.25
March 31, 2017	25.24	22.95	23.73
June 30, 2017	24.69	22.90	24.67
September 30, 2017	25.86	23.88	25.86
December 31, 2017	28.22	26.05	27.91
February 2, 2018*	30.17	27.92	29.36

* For the period beginning on January 1, 2018 and ending on February 2, 2018

Historical Performance of the Financial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more information about the EURO STOXX 50 Index, please see “Indices—The EURO STOXX 50 Index” in the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. The graph below graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2013 through February 2, 2018. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 31, 2015	3,506.45	3,069.05	3,267.52
March 31, 2016	3,178.01	2,680.35	3,004.93
June 30, 2016	3,151.69	2,697.44	2,864.74
September 30, 2016	3,091.66	2,761.37	3,002.24
December 31, 2016	3,290.52	2,954.53	3,290.52
March 31, 2017	3,500.93	3,230.68	3,500.93
June 30, 2017	3,658.79	3,409.78	3,441.88
September 30, 2017	3,594.85	3,388.22	3,594.85
December 31, 2017	3,697.40	3,503.96	3,503.96
February 2, 2018*	3,672.29	3,490.19	3,523.28

* For the period beginning on January 1, 2018 and ending on February 2, 2018

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The SPDR® S&P MidCap 400® ETF Trust

We have derived all information contained in this preliminary pricing supplement regarding the MidCap ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, The Bank of New York Mellon, as trustee of the SPDR® S&P MIDCAP 400® ETF Trust (the “SPDR Trust”), and PDR Services LLC (“PDRS”), as sponsor of the SPDR Trust (the “SPDR Trustee”). The SPDR Trust is a unit investment trust that issues securities called units. Each share of the MidCap ETF represents a unit of the SPDR Trust. The MidCap ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “MID”.

The SPDR Trust is an investment company registered under the Investment Company Act of 1940, as amended. Units of the SPDR Trust represent an undivided ownership interest in a portfolio of all, or substantially all, of the common stocks of the S&P 500 Index. Information provided to or filed with the SEC by the SPDR Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033–89088 and 811–08972, respectively, through the SEC’s website at http://www.sec.gov.

We have not independently verified the accuracy or completeness of information contained in the SPDR Trust’s prospectus or website or any other publicly available information regarding the SPDR Trust. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The objective of MidCap ETF is to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P MidCap 400® Index (the “S&P MidCap 400 Index”). The S&P MidCap 400 Index consists of 400 component stocks selected to provide a performance benchmark for the medium market capitalization segments of the U.S. equity markets. For more information about the S&P MidCap 400 Index, see “Indices—The S&P U.S. Indices” in the accompanying index supplement.

To maintain the correspondence between the composition and weightings of the stocks held by the SPDR Trust and the component stocks of the S&P MidCap 400 Index, the SPDR Trustee adjusts the holdings of the SPDR Trust from time to time to conform to periodic changes in the identity and/or relative weightings of the component stocks of the S&P MidCap 400 Index. The SPDR Trustee aggregates certain of these adjustments and makes changes to the holdings of the SPDR Trust at least monthly or more frequently in the case of significant changes to the S&P MidCap 400 Index.

The value of SPDR Trust units fluctuates in relation to changes in the value of the holdings of the SPDR Trust. The market price of each individual SPDR Trust unit may not be identical to the net asset value of such SPDR Trust unit.

The SPDR Trust may not be able to replicate exactly the performance of the S&P MidCap 400 Index because the total return generated by the SPDR Trust’s portfolio of stocks and cash is reduced by the expenses of the SPDR Trust and transaction costs incurred in adjusting the actual balance of the SPDR Trust’s portfolio. In addition, it is possible that the SPDR Trust may not always fully replicate the performance of the S&P MidCap 400 Index due to the unavailability of certain component stocks of the S&P MidCap 400 Index in the secondary market or due to other extraordinary circumstances.

Disclaimer

The Notes are not sponsored, endorsed, sold or promoted by the SPDR Trust, the SPDR Trustee or PDRS. None of the SPDR Trust, the SPDR Trustee or PDRS makes any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. None of the SPDR Trust, the SPDR Trustee or PDRS has any obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the MidCap ETF

The table below shows the high, low and final Closing Levels of the MidCap ETF for each of the periods noted below. The graph below sets forth the historical performance of the MidCap ETF based on daily Closing Levels from January 1, 2013 through October 17, 2013. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period / Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2013	209.72	190.72	209.72
June 30, 2013	221.19	201.00	210.38
September 30, 2013	229.36	212.91	226.33
December 31, 2013	244.20	222.40	244.20
March 31, 2014	253.00	230.30	250.57
June 30, 2014	260.56	239.77	260.56
September 30, 2014	262.60	248.33	249.32
December 31, 2014	267.81	234.27	263.97
March 31, 2015	279.67	256.41	277.24
June 30, 2015	281.66	272.63	273.20
September 30, 2015	276.81	245.62	248.89
December 31, 2015	268.49	248.35	254.09
March 31, 2016	262.72	225.58	262.72
June 30, 2016	277.99	257.47	272.38
September 30, 2016	288.35	269.65	282.27
December 30, 2016	309.09	268.63	301.73
March 31, 2017	319.92	303.03	312.42
June 30, 2017	322.45	305.45	317.62
September 30, 2017	326.41	308.35	326.33
December 31, 2017	347.26	329.20	345.41
February 2, 2018*	362.51	348.38	348.38

* For the period beginning on January 1, 2018 and ending on February 2, 2018

Historical Performance of the SPDR® S&P MidCap 400® ETF Trust

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming contingent coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a contingent coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the contingent coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a determination date but that can be attributed to an expected contingent coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat contingent coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this pricing supplement, which will be the third business day following the Initial Valuation Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6–1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement. See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.